Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES INCREASED SALES AND EARNINGS FOR ITS FIRST QUARTER 2016

Ocala, FL…March 11, 2016 – Today Nobility Homes, Inc. (OTCQX: NOBH) announced increased sales and earnings results for its first quarter ended January 30, 2016. Sales for first quarter 2016 were up 32% to $7,374,050 as compared to $5,576,800 recorded in first quarter 2015. Income from operations for first quarter 2016 was up 130% to $975,741 versus $424,820 in the same period a year ago. Net income after taxes was $678,401 as compared to $479,788 for the same period last year. Diluted earnings per share for first quarter 2016 were $0.17 per share compared to $0.12 per share last year.

Nobility’s financial position during first quarter 2016 remains very strong with cash and cash equivalents and short term investments of $17,162,666 and no outstanding debt. Working capital is $25,640,995 and our ratio of current assets to current liabilities is 9.5:1. Stockholders’ equity is $39,602,650 and the book value per share of common stock increased to $9.84.

Terry Trexler, President, stated, “The demand for affordable manufactured housing in Florida and the U.S. is improving. According to the Florida Manufactured Housing Association, shipments in Florida for the period from November 2015 through January 2016 were up approximately 33% from the same period last year. Our sales and earnings continue to be affected by the challenging housing environment, the uncertainty of the U.S. and world economy, employment levels, consumer confidence and, in particular, the lack of available retail and wholesale financing. Constrained consumer credit and the lack of lenders in the industry, partly as a result of an increase in government regulations, have limited many affordable manufactured housing buyers from purchasing homes.

We understand that during this uncertain economic environment, maintaining our strong financial position is vital for future growth and success. Because of the recent years of very challenging business conditions in our market area, management will continue to evaluate all expenses and react in a manner consistent with maintaining our strong financial position.

Our many years of experience in the Florida market, combined with home buyers’ increased need for more affordable housing, should serve the Company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country.”

The Company has specialized for over 48 years in the design and production of quality, affordable manufactured homes at its plant located in central Florida. With multiple retail sales centers, an insurance subsidiary, and investments in retirement manufactured home communities, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 221 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Consolidated Balance Sheets

	January 30, 2016	October 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,769,727	$16,769,292
Short-term investments	392,939	462,578
Accounts receivable – trade	2,300,412	2,937,922
Mortgage notes receivable, current	10,674	9,851
Income tax receivable	10,335	335
Inventories	6,488,324	6,019,705
Pre-owned homes, current	1,223,496	1,366,974
Prepaid expenses and other current assets	767,840	826,180
Deferred income taxes	702,014	655,193

Total current assets	28,665,761	29,048,030
Property, plant and equipment, net	4,684,545	3,964,878
Pre-owned homes	2,898,152	2,724,190
Mortgage notes receivable, long term	176,821	177,644
Other investments	2,277,137	2,243,729
Deferred income taxes	811,245	1,210,630
Cash surrender value of life insurance	2,957,468	2,915,469
Other assets	156,287	156,287

Total assets	$42,627,416	$42,440,857

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$533,609	$704,467
Accrued compensation	310,222	390,573
Accrued expenses and other current liabilities	765,905	926,204
Customer deposits	1,415,030	1,323,861

Total current liabilities	3,024,766	3,345,105

Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	10,659,025	10,650,723
Retained earnings	38,171,478	37,493,077
Accumulated other comprehensive income	178,085	247,724
Less treasury stock at cost, 1,341,613 shares in 2016 and 1,333,338 shares in 2015	(9,942,429)	(9,832,263)

Total stockholders’ equity	39,602,650	39,095,752

Total liabilities and stockholders’ equity	$42,627,416	$42,440,857

NOBILITY HOMES, INC.

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended
	January 30,	January 31,
	2016	2015
Net sales	$7,374,050	$5,576,800
Cost of goods sold	(5,617,615)	(4,404,031)

Gross profit	1,756,435	1,172,769
Selling, general and administrative expenses	(780,694)	(747,949)

Operating income	975,741	424,820

Other income (loss):
Interest income	12,047	13,120
Undistributed earnings in joint venture – Majestic 21	33,408	33,578
Losses from investments in retirement community limited partnerships	—	(5,693)
Miscellaneous	9,769	15,170

Total other income	55,224	56,175

Income before provision for income taxes	1,030,965	480,995
Income tax expense	(352,564)	(1,207)

Net income	678,401	479,788
Other comprehensive loss
Unrealized investment loss	(69,639)	(70,985)

Comprehensive income	$608,762	$408,803

Weighed average number of shares outstanding:
Basic	4,025,316	4,063,913
Diluted	4,025,952	4,064,254
Net income per share:
Basic	$0.17	$0.12
Diluted	$0.17	$0.12